Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269466

SUPPLEMENT NO. 1, DATED FEBRUARY 16, 2023
(to the Joint Proxy Statement/Prospectus dated February 13, 2023)

This Supplement No. 1, dated February 16, 2023 (this “Supplement”), updates and supplements the joint proxy statement/prospectus dated February 13, 2023 (the “Joint Proxy Statement/Prospectus”).  Berkeley Lights, Inc. (“Berkeley Lights”) filed the Joint Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission as part of a registration statement on Form S-4 (Registration No. 333‑269466).

This Supplement is being filed by Berkeley Lights with the U.S. Securities and Exchange Commission to supplement certain information contained in the Joint Proxy Statement/Prospectus.  Except as otherwise set forth below, the information set forth in the Joint Proxy Statement/Prospectus remains unchanged.

This Supplement should be read in conjunction with the Joint Proxy Statement/Prospectus. The information in this Supplement modifies and supersedes, in part, the information in the Joint Proxy Statement/Prospectus. If there is any inconsistency between any information in the Joint Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

This Supplement is not complete without, and may not be utilized except in connection with, the Joint Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Joint Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 32 of the Joint Proxy Statement/Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger (as defined in the Joint Proxy Statement/Prospectus) or determined if the Joint Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 13, 2023

IsoPlexis Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-40894	46-2179799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 NE Industrial Road Branford, CT 06405
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 208-4111

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ISO	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 13, 2023, IsoPlexis Corporation (the “Company” or “IsoPlexis”) entered into a Limited Waiver (the “Waiver”), by and among the Company, the Lenders party thereto (the “Lenders”) and Perceptive Credit Holdings III, LP, as a lender and as administrative agent for the Lenders (the “Administrative Agent”).

The Company, the Lenders and the Administrative Agent are parties to a Credit Agreement and Guaranty, dated as of December 30, 2020 (as amended by the (i) First Amendment to Credit Agreement and Guaranty, dated as of May 27, 2021, (ii) Second Amendment to Credit Agreement and Guaranty, dated as of October 29, 2021, (iii) Third Amendment to Credit Agreement and Guaranty, dated as of March 30, 2022 and (iv) Fourth Amendment to Credit Agreement and Guaranty, dated as of December 28, 2022, the “Credit Agreement”).

Pursuant to the Credit Agreement, the Company is required to attain a minimum total revenue for the twelve (12) month period most recently ending at the end of each fiscal quarter in the amounts set forth in Section 8.15(b) of the Credit Agreement.  The Company has advised the Administrative Agent that it will fail to attain the minimum total revenue required as of December 31, 2022 (the “Specified Event of Default”).  Pursuant to the Waiver, the requisite Lenders have agreed to grant a waiver of the Specified Event of Default.

The description of the Waiver does not purport to be complete and is qualified in its entirety by reference to the full text of the Waiver, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Limited Waiver, dated February 13, 2023, by and among IsoPlexis Corporation, the Lenders party thereto and Perceptive Credit Holdings III, LP, as a lender and administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOPLEXIS CORPORATION

Date: February 16, 2023
	By:	/s/ John Strahley
		Name:	John Strahley
		Title:	Chief Financial Officer

Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Berkeley Lights, Inc. (“Berkeley Lights”) and IsoPlexis, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Berkeley Lights’ and IsoPlexis’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “may”, “believe,” “anticipate,” “would,” “could”, “should,” “intend,” “seek,” “plan,” “will,” “expect(s),” “estimate(s),” “predict(s),” “project(s),” “target(s),” “forecast(s)”, “continue(s),” “contemplate(s),” “positioned,” “potential,” “strategy,” “outlook,” “forward,” “continuing,” “ongoing” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:  the risk that the proposed transaction may not be completed in a timely manner or at all; the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by both Berkeley Lights’ stockholders and IsoPlexis’ stockholders; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require Berkeley Lights or IsoPlexis to pay a termination fee; the effect of the announcement, pendency or completion of the proposed transaction on each of Berkeley Lights’ and IsoPlexis’ ability to attract, motivate or retain key employees, its ability to maintain relationships with its customers, suppliers, distributors and others with whom it does business, or its operating results and business generally; risks related to the proposed transaction diverting management’s attention from each of Berkeley Lights’ and IsoPlexis’ ongoing business operations; the risk of stockholder litigation in connection with the proposed transaction, including resulting expense or delay; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the proposed transaction within the expected timeframes or at all and to successfully integrate IsoPlexis’ operations into those of Berkeley Lights; the integration of IsoPlexis’ operations into those of Berkeley Lights being more difficult, time-consuming or costly than expected; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the proposed transaction on the market price of the common stock of each of Berkeley Lights and IsoPlexis; the possibility that each of Berkeley Lights’ and IsoPlexis’ expectations as to expenses, cash usage and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; the impacts of changes in general economic and business conditions, including changes in the financial markets; the implementation of each of Berkeley Lights’ and IsoPlexis’ business model and strategic plans for its products and technologies, and challenges inherent in developing, manufacturing, launching, marketing and selling existing and new products; uncertainties in contractual relationships, including interruptions or delays in the supply of components or materials for, or manufacturing of, products for each of Berkeley Lights and IsoPlexis; the ability of each of Berkeley Lights and IsoPlexis to establish and maintain intellectual property protection for products or avoid or defend claims of infringement; risks relating to competition within the industry in which each of Berkeley Lights and IsoPlexis operate; the impacts of potential product performance and quality issues; changes to and the impact of the laws, rules and regulations that regulate each of Berkeley Lights’ and IsoPlexis’ operations; and any other risks discussed in each of Berkeley Lights’ and IsoPlexis’ filings with the SEC, including Berkeley Lights’ and IsoPlexis’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K.  Berkeley Lights and IsoPlexis assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Participants in the Solicitation

Berkeley Lights, IsoPlexis and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction between Berkeley Lights and IsoPlexis under the rules of the SEC. Information regarding Berkeley Lights’ directors and executive officers is set forth in Berkeley Lights’ Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2022, and in certain of Berkeley Lights’ Current Reports on Form 8-K. To the extent holdings of Berkeley Lights’ securities by Berkeley Lights’s directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been reflected in the joint proxy statement/prospectus relating to the proposed transaction, which was filed with the SEC on February 13, 2023, or will be reflected on subsequent statements of beneficial ownership filed with the SEC. Information regarding IsoPlexis’ directors and executive officers is set forth in IsoPlexis’ revised Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2022, and in certain of IsoPlexis’ Current Reports on Form 8-K. To the extent holdings of IsoPlexis’ securities by IsoPlexis’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been reflected in the joint proxy statement/prospectus relating to the proposed transaction, which was filed with the SEC on February 13, 2023, or will be reflected on subsequent statements of beneficial ownership filed with the SEC. These documents can be obtained free of charge from the sources indicated below. Additional information regarding the interests of these participants is set forth in the joint proxy statement/prospectus relating to the proposed transaction, which was filed with the SEC on February 13, 2023.

Additional Information and Where to Find It

In connection with the proposed transaction between Berkeley Lights and IsoPlexis, Berkeley Lights and IsoPlexis have filed relevant materials with the SEC, including a Berkeley Lights registration statement on Form S‑4 that includes a joint proxy statement of Berkeley Lights and IsoPlexis that also constitutes a prospectus of Berkeley Lights.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BERKELEY LIGHTS, ISOPLEXIS AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus, and other documents relating to the proposed transaction, can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Berkeley Lights’ investor relations website at www.investors.berkeleylights.com or from IsoPlexis’ investor relations website at www.investors.isoplexis.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Exhibit 10.1

EXECUTION VERSION

Limited Waiver

This Limited Waiver, dated as of February 13, 2023 (this “Waiver”), is entered into by and among IsoPlexis Corporation, a Delaware corporation (the “Borrower”), the Lenders party hereto constituting Majority Lenders and Perceptive Credit Holdings III, LP, a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Recitals

Whereas, the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Credit Agreement and Guaranty, dated as of December 30, 2020, as amended by that certain (i) First Amendment to Credit Agreement and Guaranty, dated as of May 27, 2021, (ii) Second Amendment to Credit Agreement and Guaranty, dated as of October 29, 2021, (iii) Third Amendment to Credit Agreement and Guaranty, dated as of March 30, 2022 and (iv) Fourth Amendment to Credit Agreement and Guaranty, dated as of December 28, 2022 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

Whereas, the Obligors are required to attain a Minimum Total Revenue for the twelve (12) month period most recently ending at the end of each fiscal quarter in the amounts set forth in Section 8.15(b) of the Credit Agreement;

Whereas, the Obligors have advised the Administrative Agent that they will fail to attain the Minimum Total Revenue required as of December 31, 2022 (the “Specified Event of Default”);

Whereas, the Borrower has requested that the Majority Lenders agree to waive the Specified Event of Default; and

Whereas, the Majority Lenders are willing to grant such waiver in accordance with and subject to the terms and conditions of this Waiver.

Now, Therefore, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
Definitions

Section 1.1.          Certain Definitions.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

ARTICLE II
Limited Waiver

Section 2.1.          Upon satisfaction of the conditions set forth in Article IV hereof, pursuant to Section 13.04 of the Credit Agreement and subject to the terms and conditions hereof, the Majority Lenders hereby waive the Specified Event of Default.  For the avoidance of doubt, this waiver is effective solely as a waiver of the Specified Event of Default and does not constitute a waiver of any other Default or Event of Default.

ARTICLE III
Representations and Warranties

Section 3.1.          Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Waiver, the Borrower hereby represents and warrants as follows:

(a)          After giving effect to this Waiver, the representations and warranties of the Obligors contained in Article 7 of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the date hereof; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)          The execution, delivery and performance of this Waiver has been duly authorized by all necessary corporate action on the part of, and duly executed and delivered by, the Borrower.

(c)          No Default or Event of Default has occurred and is continuing or shall occur and be continuing immediately after giving effect to this Agreement.

ARTICLE IV
Effectiveness

Section 4.1.          Effectiveness.  This Waiver shall become effective as of the date set forth above on which this Waiver shall be executed by each party hereto.

ARTICLE V
Miscellaneous

Section 5.1.          Reference to and Effect on the Loan Documents.

(a)          This Waiver constitutes a Loan Document.  On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement after giving effect to this Waiver.
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(b)          Except as specifically set forth in this Waiver, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

Section 5.2.          Headings.  The headings in this Waiver are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Waiver.

Section 5.3.          Governing Law.  This Waiver, and all questions concerning the construction, validity, enforcement and interpretation of this Waiver shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

Section 5.4.          Counterparts.  This Waiver may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Waiver.  Delivery of an executed counterpart of this Waiver by facsimile, DocuSign, or a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Waiver.

Section 5.5.          Severability.  If any term or other provision of this Waiver is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Waiver will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Waiver so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.6.          Binding Effect.  This Waiver will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.

 [Remainder of page intentionally left blank; signatures on following pages.]

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In Witness Whereof, the parties hereto have caused this Waiver to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Borrower:

IsoPlexis Corporation

By:	/s/ John Strahley
	Name:	John Strahley
	Title:	CFO

Signature Page to
Limited Waiver

Administrative Agent and Lenders constituting Majority Lenders:

Perceptive Credit Holdings III, LP,

By:	Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
	Name:	Sandeep Dixit
	Title:	Chief Credit Officer

By:	/s/ Sam Chawla
	Name:	Sam Chawla
	Title:	Portfolio Manager

Signature Page to
Limited Waiver